EXHIBIT 99.1
                                                                    ------------


                                                       | CITIGATE
                                                       | FINANCIAL
                                                       | INTELLIGENCE

PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACTS:

Dirk Bennett, Vice President,
         Taiwan Greater China Fund, 011-8862-544-8356

Patricia Baronowski
         Citigate Financial Intelligence, 201-499-3500

Web site: http://www.roctaiwanfund.com



                TAIWAN GREATER CHINA FUND ANNOUNCES COMPLETION OF
             TRANSITION TO INTERNAL MANAGEMENT, INSTALLATION OF NEW
               OFFICERS, ANNUAL MEETING DATE AND CHANGES IN BOARD
                                  COMPOSITION


(New York, New York, February 24, 2004) The Taiwan Greater China Fund (NYSE:
TFC), a diversified closed-end registered investment company listed on the New York Stock Exchange, announced today that it had completed its previously reported transition to internal management and related changes in its management arrangements and personnel. The Fund announced that, effective on February 23 upon the completion of the transition, Steven R. Champion has succeeded Michael Ding, President of International Investment Trust Company Limited (IIT), as the Fund's President and Chief Executive Officer, and Robert P. Parker has succeeded Chi-Chu Chen, Chairman of IIT's board of directors, as the Chairman of the Fund's Board of Trustees. Messrs. Chen and Ding have resigned from the Fund's Board of Trustees, and the Fund's investment management agreement with IIT has been terminated. IIT will continue to provide administrative services to the Fund pursuant to a separate agreement that is expected to terminate at the end of 2004, and Central Trust of China will continue to serve as the Fund's custodian.

The Fund also announced that Pedro-Pablo Kuczynski had resigned from the Board of Trustees on February 16 following his appointment as Minister of Finance of Peru. As a result of the resignations of Messrs. Chen, Ding and Kuczynski, the Board of Trustees has reduced its size to five members.

                                     -more-

                                                       | CITIGATE
                                                       | FINANCIAL
                                                       | INTELLIGENCE

                                       -2-


The Fund announced that the Board has set the date for the Fund's 2004 annual meeting of shareholders as Tuesday, June 22, and has set the record date for the annual meeting as Monday, April 19. The Board has nominated David N. Laux, who has served as a trustee since 1992, for reelection as the only member of the class of trustees whose three-year term of office expires at the annual meeting. The Fund reported that the deadline date for nomination of trustee candidates by its shareholders in accordance with its By-laws, and as announced in the proxy statement for its 2003 annual meeting, had passed and that no shareholder had submitted a nominee for election as a trustee.

The Fund also announced that, in light of the resignations from the Board and in order for the Board to comply with certain New York Stock Exchange requirements applicable to classified boards of directors, Alex-Hammond Chambers has resigned from the class of trustees whose terms of office will expire at the Fund's annual meeting in 2006 and been appointed to the class of trustees whose terms of office will expire at the annual meeting in 2005. Mr. Hammond-Chambers has served on the Board since 2002 and was elected to a three-year term as a trustee at the Fund's 2003 annual meeting.

In addition to the election of a trustee, the Fund announced that, as required by its Declaration of Trust and By-laws when the Fund's shares have traded at an average discount of more than 10% during a twelve-week period commencing after the last such vote, its shareholders would be asked to vote at the annual meeting on a binding resolution to convert the Fund to an open-end investment company. The Board of Trustees will recommend that the Fund's shareholders vote against this resolution, which has been submitted to a vote at the annual meeting in each of the last seven years.

The Taiwan Greater China Fund is listed and publicly traded in the United States. The Fund is organized for investment in securities of Taiwan issuers by non-Taiwan investors and follows an investment strategy of primarily investing in Taiwan listed companies that derive or expect to derive a significant portion of their revenues from operations in or exports to mainland China.


                                      # # #